Exhibit 10.1

FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

BY AND AMONG

KIMBALL INTERNATIONAL, INC.
AND
THE LENDERS PARTY HERETO
AND
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
AS ADMINISTRATIVE AGENT

DATED AS OF NOVEMBER 4, 2020

FIRST AMENDMENT TO AMENDED AND RESTATED
CREDIT AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “First Amendment”) is made as of the 4th day of November, 2020, by and among KIMBALL INTERNATIONAL, INC. (the “Borrower”), the Lenders party hereto and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, the “Administrative Agent”). The parties hereto agree as follows:
W I T N E S S E T H:
WHEREAS, as of October 24, 2019, the parties hereto entered into a certain Amended and Restated Credit Agreement (the “Agreement”, capitalized terms used in this First Amendment, and not specifically herein defined, shall have the meanings ascribed to them in the Agreement); and
WHEREAS, the parties desire to amend the Agreement to increase the Revolving Commitments and to amend certain definitions and covenants, subject to and as provided in this First Amendment;
NOW, THEREFORE, in consideration of the premises, and the mutual promises herein contained, the parties agree that the Agreement shall be, and it hereby is, amended as provided herein and the parties further agree as follows:

PART I. AMENDATORY PROVISIONS
ARTICLE I
DEFINITIONS
Section 1.01 Defined Terms. Section 1.01 of the Agreement is hereby amended by substituting the following definitions in lieu of the like existing definitions:
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.
“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurocurrency Revolving Loan, or with respect to the commitment fees and letter of credit fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurocurrency Spread”, “Commitment Fee Rate” or “Letter of Credit Fee”, as the case may be, based upon the Leverage Ratio:

Leverage Ratio:	ABR Spread	Eurocurrency Spread	Commitment Fee Rate	Letter of Credit Fee
Category 1 < 1.00 to 1.00	.25%	1.25%	.20%	1.25%
Category 2 >1.00 to 1.00 but < 2.00 to 1.00	50%	1.50%	.25%	1.50%
Category 3 >2.00 to 1.00 but < 2.50 to 1.00	75%	1.75%	.30%	1.75%
Category 4 > 2.50 to 1.00	1.00%	2.00%	.30%	2.00%

The Applicable Rate shall initially be based on Category 1. Commencing with the Borrower’s fiscal quarter ending December 31, 2020 and thereafter, (a) the Applicable Rate shall be determined as of the end of each fiscal quarter of the Borrower, based upon the Borrower’s annual or quarterly consolidated financial statements delivered pursuant to Section 5.01 and (b) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that at the option of the Administrative Agent or at the request of the Required Lenders, if the Borrower fails to deliver the annual or quarterly consolidated financial statements required to be delivered by it pursuant to Section 5.01, the Leverage Ratio shall be deemed to be in Category 4 during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.
“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.09, and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s

Commitment is set forth on Schedule 2.01A, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9.102(a)(70) of the New York Uniform Commercial Code) as provided in Section 9.04(b)(ii)(C) pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $125,000,000.
“Consolidated EBITDA” means, for any period, net income plus, to the extent deducted from revenues in determining net income, (i) interest expense, (ii) expense for taxes paid or accrued, (iii) depreciation and amortization, (iv) extraordinary losses incurred other than in the ordinary course of business, (v) non-cash charges for equity-based compensation expense, (vi) up to an aggregate amount of $2,000,000 during any trailing 4 quarter period, non-recurring fees, costs and expenses arising out of Permitted Acquisitions, dispositions permitted by this Agreement, and any incurrence, issuance, repayment or refinancing of Indebtedness permitted by this Agreement, (vii) non-recurring fees, costs and expenses arising in connection with the Poppin Acquisition in an aggregate amount not to exceed $4,000,000, (viii) non-cash charges incurred by the Target with respect to excess inventory, and (ix) losses arising from any change in the fair value of earnouts, minus, to the extent included in net income, (x) extraordinary gains realized other than in the ordinary course of business, (y) income tax credits and refunds (to the extent not netted from tax expense), and (z) gains arising from any change in the fair value of earnouts, all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with generally accepted accounting principles.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (excluding deposits and advances received from customers in the ordinary course of business), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) current accounts payable incurred in the ordinary course of business, (ii) earnouts and deferred purchase price obligations arising in connection with the Poppin Acquisition until any such amount is determined to be due and payable, and (iii) earnout and deferred purchase price obligations arising in connection with all other Permitted Acquisitions until such obligations are reported as a liability on the Borrower’s balance sheet as required by GAAP), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available for the applicable Agreed Currency) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available for the applicable Agreed Currency and) that exceeds the Impacted Interest Period, in each case, at such time; provided that, if any Interpolated Rate shall be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.
“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing for any applicable Agreed Currency and for any Interest Period or for any ABR Borrowing, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that, if the LIBO Screen Rate as so determined would be less than 0%, such rate shall be deemed to 0% for the purposes of this Agreement.
“Permitted Acquisitions” means (i) the Poppin Acquisition, and (ii) any other Acquisition by the Borrower or any Subsidiary of the Borrower if the following conditions are satisfied: (a) in the event of a merger, the Borrower or a Subsidiary of the Borrower is the legal surviving corporation; (b) no Event of Default has occurred and is continuing at the time of such Acquisition or will result or occur after the consummation of such Acquisition; (c) for any Acquisition having an aggregate amount of Acquisition Consideration payable equal to or in excess of $10,000,000, the Administrative Agent receives prior notice of all material details of such Acquisition, and the entity or business acquired is substantially in the same field or enterprise as presently conducted by the Borrower or its Subsidiaries; (d) for any Acquisition having an aggregate amount of Acquisition Consideration payable equal to or in excess of $30,000,000, the Borrower provides satisfactory written evidence to the Administrative Agent that the Borrower will be in compliance with all financial covenants, calculated on a pro forma basis for the prior 12 month period giving effect to the consummation of such Acquisition; (e) the Adjusted Leverage Ratio, immediately before and calculated on a pro forma basis for the prior 12 month period giving effect to consummation of such Acquisition and any Loans requested to be made in connection with such Acquisition, is less than 2.50 to 1.00; and (f) the proposed Acquisition is consensual (not hostile) and, if applicable, the Administrative Agent receives satisfactory evidence that the board of directors of the target entity, in the case of a corporation, or the members or managers (as applicable) of the target entity, in the case of a limited liability company, have approved the subject Acquisition, or such other satisfactory evidence that such Acquisition is consensual.
Section 1.01 Defined Terms. Section 1.01 of the Agreement is hereby further amended by adding the following new definitions to the Agreement:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 2.14.
“Benchmark” means, initially, LIBO Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to LIBO Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) or clause (c) of Section 2.14.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(1)    the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;
(2)    the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;
(3)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;
provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above).
If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)    for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:
(a)    the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;
(b)    the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and
(2)    for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities;
provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or
(3)    in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrower pursuant to Section 2.14(c); or
(4)    in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
“Early Opt-in Election” means, if the then-current Benchmark is LIBO Rate, the occurrence of:
(1)    a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five (5) currently outstanding dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and
(2)    the joint election by the Administrative Agent and the Borrower to trigger a fallback from LIBO Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.
“Electronic System” means any electronic system, including e-mail, e-fax, web portal access for the Borrower and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent or the Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to LIBO Rate.
“Interest Coverage Ratio” means, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) cash Interest Expense for such period, calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP for the trailing four (4) quarter period then ending.
“Interest Expense” means, with reference to any period, total interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs under Swap Agreements in respect of interest rates, to the extent such net costs are allocable to such period in accordance with GAAP), calculated for the Borrower and its Subsidiaries on a consolidated basis for such period in accordance with GAAP.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Poppin Acquisition” means the acquisition by the Borrower of 100% of the stock of Poppin, Inc. owned by the Seller in accordance with the Poppin Acquisition Documents, including any amendment or waivers of or consents to the provisions thereof that, in any such case, are not materially adverse to the interests of the Lenders.
“Poppin Acquisition Agreement” means the Agreement and Plan of Merger dated as of November 4, 2020 by and among the Borrower, Project Fifth Gear Merger Corp., the Company and the Stockholders’ Representative (as defined therein).
“Poppin Acquisition Documents” means the Poppin Acquisition Agreement and all other documents ancillary thereto related to the Poppin Acquisition that are in effect as of the date of this First Amendment.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is LIBO Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not LIBO Rate, the time determined by the Administrative Agent in its reasonable discretion.
“Relevant Governmental Body” means the Federal Reserve Board or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB, or any successor thereto.

“Seller” means, collectively, the equityholders of the Target.
“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Target” means Poppin, Inc. and its subsidiaries.
“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.
“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.14 that is not Term SOFR.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
Section 1.01 Defined Terms. Section 1.01 of the Agreement is hereby further amended by deleting the defined term “Fixed Charge Coverage Ratio” in its entirety.
Section 1.05. Interest Rates; LIBOR Notification. Section 1.05 of the Agreement is hereby amended and restated in its entirety as follows:
Section 1.05. Interest Rates; LIBOR Notification. The interest rate on Eurodollar Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, Section 2.14(b) and (c) provide the mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower, pursuant to Section 2.14(e), of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.14(b) or (c), whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.14(d)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.
ARTICLE II
THE CREDITS
SECTION 2.09. Termination and Reduction of Commitments; Increase in Commitments.
Section 2.09(e) of the Agreement is hereby amended and restated in its entirety as follows:
(e)    Any amendment hereto for such an increase or addition shall be in form and substance satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Borrower and each Lender being added or increasing its Commitment, subject only to the approval of the Required Lenders if any such increase or addition would cause the Revolving Commitments to exceed $200,000,000. As a condition precedent to such an increase or addition, the Borrower shall deliver to the Administrative Agent (i) a certificate of each Loan Party signed by an authorized officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrower, certifying that, before and after giving effect to such increase or addition, (1) the representations and warranties contained in Article III and the other Loan Documents are true and correct, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, (2) no Default exists and (3) the Borrower is in compliance (on a pro forma basis) with the covenants contained in Section 6.11, and (ii) legal opinions and documents consistent with those delivered on the Effective Date, to the extent requested by the Administrative Agent.

SECTION 2.14. Alternate Rate of Interest; Illegality. Section 2.14 of the Agreement is hereby amended and restated in its entirety as follows:
SECTION 2.14. Alternate Rate of Interest; Illegality.
(a)    Subject to clauses (b), (c), (d), (e), (f) and (g) of this Section 2.14, if prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(i)    the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including, without limitation, by means of an Interpolated Rate or because the LIBO Screen Rate is not available or published on a current basis) for such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time; or
(ii)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders through Electronic System as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and any such Eurodollar Borrowing shall be repaid or converted into an ABR Borrowing on the last day of the then current Interest Period applicable thereto, and (B) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.
(b)    Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.14), if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each Class.
(c)    Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (c) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its sole discretion.
(d)    In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(e)    The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.
(f)    Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or

LIBO Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(g)    Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurodollar Borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.
ARTICLE VI
NEGATIVE COVENANTS
Section 6.07 Restricted Payments. Section 6.07 of the Agreement is hereby amended by substituting the following new Section 6.07 in lieu of the existing Section 6.07:
6.07 Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries, and (d) so long as no Default has occurred and is continuing or will result therefrom and so long as the Interest Coverage Ratio and the Adjusted Leverage Ratio provided in Section 6.11 will not be violated as a result thereof as evidenced by satisfactory pro forma calculations provided to the Administrative Agent, the Borrower may (i) declare and pay dividends with respect to its common stock in accordance with the approved policy of its board of directors or (ii) make other Restricted Payments in an amount not to exceed $30,000,000 in the aggregate during any rolling four (4) quarter period.

SECTION 6.11. Financial Covenants. Section 6.11(b) of the Agreement is hereby amended and restated in its entirety as follows:
(b) Interest Coverage Ratio. The Borrower will not permit its Interest Coverage Ratio to be less than 3.00 to 1.00 as of each fiscal quarter end.
ARTICLE IX
MISCELLANEOUS
SECTION 9.02. Waivers; Amendments. Section 9.02(b) of the Agreement is hereby amended and restated in its entirety as follows:
(b) Subject to Section 2.14(b), (c) and (d) and Section 9.02(c) below, Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(c) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release any Guarantor from its obligation under its Loan Guaranty or Obligation Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender (other than any Defaulting Lender), or except as provided in Section 9.02(c) below or in any Collateral Document, release all or substantially all of the Collateral without the written consent of each Lender (other than any Defaulting Lender), or (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be; provided further that no such agreement shall amend or modify the provisions of Section 2.06 or any letter of credit application and any bilateral agreement between the Borrower and the Issuing Bank regarding the Issuing Bank’s Letter of Credit Commitment or the respective rights and obligations between the Borrower and the Issuing Bank in connection with the issuance of Letters of Credit without the prior written consent of the Administrative Agent and the Issuing Bank, respectively.
SCHEDULE 2.01A – COMMITMENTS
The Agreement is hereby amended by substituting the Commitment Schedule attached hereto in lieu of the Commitment Schedule attached to the Agreement.

PART II. CONTINUING EFFECT
Except as expressly modified herein:
(a)    All terms, conditions, representations, warranties and covenants contained in the Agreement shall remain the same and shall continue in full force and effect, interpreted, wherever possible, in a manner consistent with this First Amendment; provided, however, in the event of any irreconcilable inconsistency, this First Amendment shall control;
(b)    The representations and warranties contained in the Agreement shall survive this First Amendment in their original form as continuing representations and warranties of the Borrower; and
PART III. REPRESENTATIONS AND WARRANTIES
In consideration hereof, the Borrower represents, warrants, covenants and agrees that:
(a)    This First Amendment and the transactions contemplated hereby are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This First Amendment has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(b)    Each representation and warranty set forth in the Agreement, as hereby amended, are true and correct as of the date hereof in all material respects, except to the extent that such representation and warranty is expressly intended to apply solely to an earlier date and except changes reflecting transactions permitted by the Agreement;
(c)    There currently exist no offsets, counterclaims or defenses to the performance of the Obligations (such offsets, counterclaims or defenses, if any, being hereby expressly waived);
(d)    At the time of and immediately after giving effect to this First Amendment and any transactions contemplated hereby, no Default shall have occurred and be continuing.

PART IV. INDEPENDENT CREDIT DECISION
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this First Amendment.
PART V. CONDITIONS PRECEDENT

Notwithstanding anything contained in this First Amendment to the contrary, this First Amendment shall not become effective until each of the following conditions precedent have been satisfied (or waived) in accordance with the terms herein:
(a)    The Administrative Agent shall have received counterparts of this First Amendment, duly executed by the Administrative Agent, Borrower, the Loan Guarantors and the Lenders, and shall have received replacement promissory notes evidencing the Revolving Loans payable to each Revolving Lender that shall have requested such a replacement promissory note;
(b)    The Administrative Agent shall have received a duly executed certificate of the Secretary or any Assistant Secretary of the Borrower (A) certifying as complete and correct, the authorizing resolutions of the Borrower, and (B) certifying as complete and correct, attached copies of the articles of incorporation and by-laws of the Borrower, or certifying that such articles of incorporation or by-laws, have not been amended (except as shown) since the previous delivery thereof to the Administrative Agent;
(c)    The Administrative Agent shall have received copies of true, correct and complete copies of the Poppin Acquisition Agreement and all other material Poppin Acquisition Documents;
(d)    The proposed structure of the Poppin Acquisition and the corporate and capital structure of the Borrower shall be satisfactory to the Lenders. All proposed financial, accounting and tax aspects of the Poppin Acquisition shall be satisfactory to the Lenders; and
(e)    The Administrative Agent shall have received a written opinion of the Loan Parties’ counsel, addressed to the Administrative Agent, the Issuing Bank and the Lenders in a form reasonably acceptable to the Administrative Agent.
Delivery of counterparts to this First Amendment, duly executed by the Administrative Agent and/or the Lenders, shall in each case be conclusive evidence of such party’s satisfaction with each of the applicable conditions precedent set forth above.
PART VI. EXPENSES
The Borrower agrees to pay or reimburse the Administrative Agent for all reasonable expenses of the Administrative Agent (including, without limitation, reasonable attorneys’ fees) incurred in connection with this First Amendment.

PART VII. COUNTERPARTS
This First Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this First Amendment by telefacsimile or other electronic method of transmission shall have the same force and delivery of an original executed counterpart of this First Amendment. Any party delivering an executed counterpart of this First Amendment by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart of this First Amendment, but the failure to do so shall not affect the validity, enforceability, and binding effect of this First Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by their respective officers duly authorized as of the date first above written.

[This Space Intentionally Left Blank]

SIGNATURE PAGE OF
KIMBALL INTERNATIONAL, INC.
TO FIRST AMENDMENT TO CREDIT AGREEMENT

“BORROWER”

KIMBALL INTERNATIONAL, INC.

By:	/s/ R. Gregory Kincer
R. Gregory Kincer, Executive Vice President
Corporate Development and Treasurer

By:	/s/ Timothy J. Wolfe
Timothy J. Wolfe, Executive Vice President
Chief Financial Officer

CONSENT AND REAFFIRMATION
Each of the undersigned Loan Guarantors hereby consents to the foregoing First Amendment, and further agrees that the execution and delivery of such First Amendment shall in no way affect, impair, discharge, relieve or release the obligations of the undersigned under its Loan Guaranty, which obligations are hereby ratified, confirmed and reaffirmed in all respects and shall continue in full force and effect, until all obligations of the Borrower to the Lenders, the Issuing Bank and the Administrative Agent are fully, finally and irrevocably paid and performed. Each Loan Guarantor further acknowledges that the failure to consent to any subsequent amendment shall not affect the liability of such Loan Guarantor under its Loan Guaranty. Capitalized terms used herein and not defined have the meanings ascribed thereto in the Agreement.

LOAN GUARANTORS:

KIMBALL FURNITURE GROUP, LLC

By:	/s/ R. Gregory Kincer
R. Gregory Kincer, Executive Vice President
Corporate Development and Treasurer

KIMBALL INTERNATIONAL TRANSIT, INC.

By:	/s/ Timothy J. Wolfe
Timothy J. Wolfe, Executive Vice President
Chief Financial Officer

NATIONAL OFFICE FURNITURE, INC.

By:	/s/ R. Gregory Kincer
R. Gregory Kincer, Executive Vice President
Corporate Development and Treasurer

KIMBALL OFFICE, INC.

By:	/s/ R. Gregory Kincer
R. Gregory Kincer, Executive Vice President
Corporate Development and Treasurer

KIMBALL HOSPITALITY, INC.

By:	/s/ R. Gregory Kincer
R. Gregory Kincer, Executive Vice President
Corporate Development and Treasurer

KEPCO, LLC

By:	/s/ R. Gregory Kincer
R. Gregory Kincer, Executive Vice President
Corporate Development and Treasurer

DAVID EDWARD FURNITURE, INC.

By:	/s/ R. Gregory Kincer
R. Gregory Kincer, Executive Vice President
Corporate Development and Treasurer

SIGNATURE PAGE OF
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
TO FIRST AMENDMENT TO CREDIT AGREEMENT

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent

By:	/s/ Kyle Middleton
Name: Kyle Middleton
Title: Authorized Officer

SIGNATURE PAGE OF
WELLS FARGO BANK, N.A.
TO FIRST AMENDMENT TO CREDIT AGREEMENT

WELLS FARGO BANK, N.A.

By:	/s/ Kyle Lacey
Name: Kyle Lacey
Title: Senior Vice President

SIGNATURE PAGE OF
BANK OF AMERICA, N.A.
TO FIRST AMENDMENT TO CREDIT AGREEMENT

BANK OF AMERICA, N.A.

By:	/s/ Matthew Doye
Name: Matthew Doye
Title: Senior Vice President

SCHEDULE 2.01A

Commitments

Lender	Revolving Commitment
JPMorgan Chase Bank, N.A.	$58,333,333.34
Wells Fargo Bank, N.A.	$33,333,333.33
Bank of America, N.A.	$33,333,333.33